Exhibit (d)(1)(ii)

NATIXIS VAUGHAN NELSON MID CAP ETF

Advisory Agreement

AGREEMENT made the 17th day of September, 2020, by and between NATIXIS ETF TRUST II, a Massachusetts business trust (the “Fund”), with respect to its Natixis Vaughan Nelson Mid Cap ETF series (the “Series”), and Natixis Advisors, L.P., a Delaware limited partnership (the “Manager”).

WITNESSETH:

WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

1.    (a) The Fund hereby employs the Manager to furnish the Fund with Portfolio Management Services (as defined in Section 2 hereof) and Administrative Services (as defined in Section 3 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Sections 1(b) and (c) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Sections 1(b) and (c) hereof) and to assume the obligations herein set forth, for the compensation herein provided; provided, however, that the Manager shall have no obligation to pay the fees of any Sub-Adviser (as defined in Section 1(b) hereof), to the extent that the Fund has agreed, under any contract to which the Fund and the Sub-Adviser are parties (a “Sub-Advisory Agreement”) to pay such fees. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)    The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the “1940 Act”) applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. Any Sub-Adviser may (but need not) be affiliated with the Manager. If different Sub-Advisers are engaged to provide Portfolio Management Services with respect to different segments of the portfolio of the Series, the Manager shall determine, in the manner described in the prospectus of the Series from time to time in effect, what portion of the assets belonging to the Series shall be managed by each Sub-Adviser.

Exhibit (d)(1)(ii)

(c)    The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Administrative Services to one or more other parties (each such party, an “Administrator”) selected by the Manager. Any Administrator may (but need not) be affiliated with the Manager.

2.    As used in this Agreement, “Portfolio Management Services” means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

(a)    obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series’ investment objectives and policies;

(b)    taking such steps as are necessary to implement the investment policies of the Series by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

(c)    regularly reporting to the Board of Trustees of the Fund with respect to the implementation of the investment policies of the Series.

3.    As used in this Agreement, “Administrative Services” means the provision to the Fund, by or at the expense of the Manager, of the following:

(a)    office space in such place or places as may be agreed upon from time to time by the Fund and the Manager, and all necessary office supplies, facilities and equipment;

(b)    necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in Section 4);

(c)    compensation, if any, of trustees of the Fund who are directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator; and

(d)    supervision and oversight of the Portfolio Management Services provided by each Sub-Adviser, and oversight of all matters relating to compliance by the Fund with applicable laws and with the Series’ investment policies, restrictions and guidelines, if the Manager has delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services.

Exhibit (d)(1)(ii)

4.    Nothing in section 3 hereof shall require the Manager to bear, or to reimburse the Fund for:

(a)    any of the costs of printing and mailing the items referred to in sub-section (n) of this section 4;

(b)    any of the costs of preparing, printing and distributing sales literature;

(c)    compensation of trustees of the Fund who are not directors, officers or employees of the Manager, any Sub-Adviser or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, any Sub-Adviser or any Administrator;

(d)    registration, filing and other fees in connection with requirements of regulatory authorities;

(e)    the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

(f)    charges and expenses of independent accountants retained by the Fund;

(g)    charges and expenses of any transfer agents and registrars appointed by the Fund;

(h)    brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

(i)    taxes and fees payable by the Fund to federal, state or other governmental agencies;

(j)    any cost of certificates representing shares of the Fund;

(k)    legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with Federal and State regulatory authorities;

(l)    expenses of meetings of shareholders and trustees of the Fund;

(m)    interest, including interest on borrowings by the Fund;

(n)    the costs of services, including services of counsel, required in connection with the preparation of the Fund’s registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

Exhibit (d)(1)(ii)

(o)    the Fund’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

5.    All activities undertaken by the Manager or any Sub-Adviser or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

6.    The services to be provided by the Manager and any Sub-Adviser or Administrator hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser or Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

7.    As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation in an amount equal to the annual rate of 0.80% of the first $1.5 billion and 0.75% thereafter (or such lesser amount as the Manager may from time to time agree to receive) minus any fees payable by the Fund, with respect to the period in question, to any one or more Sub-Advisers pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Fund’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

8.    If the total of all ordinary business expenses of the Fund as a whole (including investment advisory fees but excluding interest, taxes, portfolio brokerage commissions, distribution-related expenses and extraordinary expenses) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed by any state in which shares of the Series are qualified for sale, the Manager shall pay such excess. Solely for purposes of applying such limitations in accordance with the foregoing sentence, the Series and the Fund shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Fund or belonging to the Series are to be calculated, that figure shall be calculated by reference to the average daily net assets of the Fund or the Series, as the case may be.

9.    It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Fund, the partnership agreement of the Manager or specific provisions of applicable law.

Exhibit (d)(1)(ii)

10.    This Agreement shall become effective as of the date of its execution, and

(a)    unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

(b)    this Agreement may at any time be terminated on sixty days’ written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

(c)    this Agreement shall automatically terminate in the event of its assignment;

(d)    this Agreement may be terminated by the Manager on ninety days’ written notice to the Fund;

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11.    This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

12.    For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities “belonging to” the Series shall have the meaning defined in the Fund’s Agreement and Declaration of Trust as amended from time to time.

13.    In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

14.

In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

Exhibit (d)(1)(ii)

15.

No shareholder or any person other than the Trust and the Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Trust (including without limitation any shareholder in the Series) any direct, indirect, derivative or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any shareholder or person other than the Trust, all of which rights, benefits, duties and obligations are hereby expressly excluded.

16.

Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.	This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

Exhibit (d)(1)(ii)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

NATIXIS ETF TRUST II

on behalf of its Natixis Vaughan Nelson Mid Cap ETF series

By:	/s/ David Giunta
Name:	David Giunta
Title:	President and Chief Executive Officer

NATIXIS ADVISORS, L.P.

By Natixis Distribution Corporation, its general partner

By:	/s/ Russell Kane
Name:	Russell Kane
Title:	Executive Vice President

Exhibit (d)(1)(ii)

NOTICE

A copy of the Agreement and Declaration of Trust establishing Natixis ETF Trust II (the “Fund”) is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund’s Natixis Vaughan Nelson Mid Cap ETF series (the “Series”) on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.